Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) to be filed on or about March 26, 2014 and related Prospectus of Spectrum Pharmaceuticals, Inc. for the registration of an aggregate of 1,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 12, 2014, with respect to the consolidated financial statements of Spectrum Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Spectrum Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
March 26, 2014